CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1  of our report dated December 27, 2021 with respect to the audited financial statements of EnergieInvesting.com, Inc. (formerly Nowea, Inc.) (“the Company”) as of December 31, 2020 and the related statements of operation, changes in stockholders’ equity and cash flow for the period from March 18, 2020 (inception) through December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 1, 2022